CONSULTING AGREEMENT

           This Consulting Agreement (the "Agreement") is made as of the 7th day of March, 2006, by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business of 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 ("Inspire") and Barry G. Pea (the "Consultant").

           WHEREAS, the Consultant was employed by Inspire from October 11, 2004 to March 1, 2006 in the position of Executive Vice President of Corporate Development, General Counsel and Secretary; and

           WHEREAS, the Consultant has elected to resign his position of Executive Vice President of Corporate Development, General Counsel and Secretary with Inspire on March 1, 2006, and to thereafter terminate his full-time employment with Inspire on March 7, 2006; and

           WHEREAS, Inspire may request that the Consultant provide certain consulting services from time to time during the period following the termination of the Consultant's full-time employment with Inspire; and

           WHEREAS, the Consultant is willing to provide such consulting services on the terms and conditions set forth below;

           NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Inspire and the Consultant, intending to be legally bound thereby, do hereby agree as follows:

AGREEMENT

           1.        Termination of Regular Employment and Commencement of Consulting Term. Effective as of March 1, 2006, the Consultant's position with Inspire as the Executive Vice President of Corporate Development, General Counsel and Secretary terminated, and effective as of March 7, 2006 (the "Employment Termination Date"), the Consultant's relationship with Inspire as a full-time employee will terminate. For purposes of this Agreement, however, immediately following the Employment Termination Date, the Consulting Term (as defined in Section 11 below) shall commence and the Consultant shall thereafter be deemed to be a consultant for purposes of this Agreement and a "Key Advisor" providing service to Inspire in accordance with the Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan (the "2005 Equity Compensation Plan"). The effect of the immediately preceding sentence is that the Consultant shall be deemed to have uninterrupted service with Inspire since October 11, 2004, first as a full-time employee and then as a consultant hereunder.

           2.        Consulting Services. From time to time during the Consulting Term, the Consultant hereby agrees to provide consulting and advisory services to Inspire hereunder in areas within his expertise or with regard to any matters in which he was involved while employed by Inspire, including, but not limited to, cooperating with Inspire with respect to any corporate partner relationships and any pending or prospective litigation (the "Services"). The scope of the Services shall be defined by mutual agreement of the Consultant and Inspire from time to time. Consultant will consult with Inspire's officers, Board of Directors, their designees or Inspire's advisors with regard to the Services from time to time. Neither Inspire nor the Consultant make any guarantees in regard to any consulting assignments to the Consultant or the involvement of the Consultant in any Inspire projects.

           3.        Compensation: Expenses. Inspire shall compensate the Consultant based upon the rate of Four Hundred Fifty Dollars ($450.00) per hour ("Consulting Fees") for performance of the Services hereunder. There is neither any minimum number of hours that can be guaranteed nor any estimate of the number of days during which the Consultant may be performing Services. In addition, Inspire shall reimburse the Consultant for the Consultant's reasonable, documented out-of-pocket expenses (including travel, meals and lodging) incurred by the Consultant in performing the Services hereunder.

           4.        Invoices. The Consultant will submit to Inspire itemized monthly invoices for Services performed and expenses incurred during the prior month. Such invoices shall reflect (a) all time spent performing the Services and (b) all reimbursable expenses incurred by Consultant in the course of performance of such Services. Payment of invoiced consulting fees and reimbursement of invoiced expenses shall be made within thirty (30) days after the date of the applicable invoice.

           5.        Confidential Information. The Consultant acknowledges that the Consultant has acquired and may in the future acquire trade secret and confidential information and data including, but not limited to, information and data concerning products, business, customers, clients, processes, plans, programs, employees and operations of, or belonging to, Inspire ("Confidential Information"). Confidential Information shall not include: (a) information that is known to the Consultant prior to the time of its disclosure hereunder and not acquired from Inspire, (b) information that is independently developed by the Consultant without reliance upon the information furnished by Inspire; (c) information disclosed to the Consultant by a third party that is not legally prohibited from disclosing such information, provided that such information was not acquired from Inspire; and (d) any other information that is or becomes part of the public domain through no fault of the Consultant. The Consultant agrees to treat all such Confidential Information as the confidential property of Inspire and shall not divulge it to third parties unaffiliated with Inspire without the approval of Inspire, except at the request of Inspire or in the course of Consultant's performance of the Services hereunder.

           Notwithstanding anything in Section 5 to the contrary, the Consultant shall be entitled to disclose Confidential Information that is required to be disclosed in compliance with applicable laws (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or by order of any governmental authority or court of competent jurisdiction; provided that the Consultant provides Inspire with prior notice of such requirement prior to any disclosure, takes reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure, and cooperates with Inspire in obtaining the same.

           The obligations set forth in this Section 5 shall remain in effect during the Consulting Term and for a period of three (3) years after expiration or termination thereof.

           6.        D&O Insurance Policies. During the Consulting Term, Inspire shall maintain directors' and officers' liability insurance policies and ensure that the Consultant remains covered as a former officer under such policies with respect to his services as an officer on and prior to March 1, 2006.

           7.        Continuation of Inspire Stock Options Granted Pursuant to the 2005 Equity Compensation Plan. Notwithstanding anything in this Agreement to the contrary, during the Consulting Term, all Inspire stock options granted to the Consultant pursuant to the 2005 Equity Compensation Plan shall continue to vest (unless already vested) and shall remain exercisable and shall continue in effect in all respects. In addition, all of the Consultant's Inspire stock options granted pursuant to the 2005 Equity Compensation Plan that are vested and exercisable as of the last day of the Consulting Term shall remain exercisable for ninety (90) days thereafter as provided in Section 5(f)(i) of the 2005 Equity Compensation Plan and applicable terms of the Consultant's option grant agreements.

           8.        Independent Contractor. In performing the Services hereunder, the Consultant's status will be that of an independent contractor and not that of an employee, part-time employee, partner, joint venturer or co-venturer of Inspire. This Agreement does not authorize the Consultant to do business in the name of Inspire or to bind Inspire in any way. The Consultant will be solely responsible for the payment of all income taxes and any other taxes, fees or expenses due in connection with the Consultant's performance of the Services and except as otherwise set forth herein, the Consultant will not be entitled to any of the benefits available to Inspire's employees. The Consultant acknowledges and agrees that Inspire does not, and will not, maintain or procure any workers' compensation insurance or unemployment insurance for or on behalf of the Consultant. The Consultant shall be free to perform services for third parties during the Consulting Term so long as the performance of such services does not violate the terms of this Agreement.

           9.        Waivers. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right. Any waiver of any part of this Agreement shall not constitute a waiver of any other part, nor shall a waiver of any breach of this Agreement, or any part of it, constitute a waiver of any subsequent breach.

           10.       Assignment. This Agreement shall not be assignable nor the performance of obligations hereunder delegable by either Party without the prior written consent of the other Party.

           11.       Term; Termination. The term of this Agreement shall be from March 8, 2006 (immediately following the Employment Termination Date) to March 7, 2007, and shall thereafter be automatically renewed annually until terminated by either party as provided herein (collectively, the "Consulting Term"). Following the first year and any subsequent year within the Consulting Term, the Consultant's billing rate set forth in Section 3 above is subject to increase by providing written notice thereof to Inspire. Either party may terminate this Agreement at any time with or without cause by providing at least thirty (30) days' prior written notice to the other party.

           12.       Notices. Notices to Inspire shall be addressed to:

Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard
Durham, NC 27703-8466
Attn.: General Counsel
Fax: 919.941.9797

Notices to the Consultant shall be addressed to:

Barry G. Pea
137 New Castle Drive
Chapel Hill, NC 27517
Fax: 919.960.5905

           Any notice required or provided for by the terms of this Agreement shall be in writing, addressed in accordance with this Section 12, and either delivered personally, sent by registered or certified mail, sent by express courier providing a receipt upon delivery, or sent by facsimile with receipt confirmed. The effective date of any notice shall be the date of receipt by the receiving party. Either party may change its address for purpose of this Section 12 by giving written notice of such change to the other party in the manner herein provided.

           13.       Covenants. Inspire (a) agrees that the Consultant is being retained solely as a consultant hereunder and that the Consultant will not be retained in the capacity of outside counsel to Inspire, and (b) agrees that the Consultant shall have no liability to Inspire or any third party arising out of or related to any Services provided by the Consultant hereunder. Inspire shall indemnify, defend and hold the Consultant harmless from and against any and all liabilities, losses, damages, and expenses (including reasonable attorneys' fees) incurred by or imposed upon the Consultant arising out of, or relating to, the Services provided hereunder.

           14.       Entire Agreement. This Agreement sets forth the entire agreement between Inspire and the Consultant with regard to the matters discussed herein and cancels and supersedes all prior negotiations, dealings and agreements, whether verbal or written, with respect thereto. This Agreement may be modified or amended only by an agreement in writing signed by both Inspire and the Consultant.

           15.       Extent of Enforceability. All terms and provisions of this Agreement are severable, and any term or provision of this Agreement or any application thereof which may be prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without affecting the remainder of this Agreement or any other application of such term or provision. If any term or provision of this Agreement is held to be excessively broad, it shall be reformed and be construed by limiting it so as to be enforceable to the maximum extent permitted by law.

           16.       Governing Law. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of North Carolina.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INSPIRE PHARMACEUTICALS, INC.:

By:/s/ Christy L. Shaffer
     Christy L. Shaffer, Ph.D.
     President and CEO

CONSULTANT:

By:/s/ Barry G. Pea
     Barry G. Pea